Hercules Electric Vehicles

Hercules Electric Mobility is creating customized, high-performance electric mobility solutions with integrated solar charging, for the sport-truck, SUV, and recreational mobility markets.


HERCULES

Invest

$102.40 minimum investment

Deadline July 20, 2021
in 18 days

Share Price
$10.24

Total Raised
$18,708

Valuation
$86,963,200

4(a)(6) offering provided by Netcapital Funding Portal Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Hercules Electric Mobility (EV) is creating customized, high-performance, electric mobility solutions with integrated solar charging, for the sport-truck, SUV, and recreational mobility markets. Our fully connected, fun to drive product line has up to 1000 HP, and customized exactly as you want it. We utilize a low capitalization business model, bringing fully customized mobility solutions to market, with strong strategic manufacturing partnerships, to utilize existing industrial capacity.

PROBLEM

problem


HERCULES

Current EV manufacturers are approaching them as a one-size fits all approach with skateboard frames, limiting the ability to utilize the technology across different segments or industries. Nor can they spread the development costs across additional segments or industries. The one-size fits all approach also applies to the limitations customers face when they want to pick out color, trim and material options for their vehicle. There are not any fully customizable vehicles manufactured in the U.S. for consumer or commercial buyers in the following segments:

- Pickup
- SUV
- High margin segments

Hercules is changing that paradigm by taking advantage of modularity, using that to apply electric technology across multiple vehicle segments and industries. It is also taking this same approach to allow customers more choices when it comes to the appearance of their vehicle.

“Luxury Electric Vehicles outsell non-Luxury by a 4:1 margin”

- Experian Automotive

SOLUTION

solution


TECHNOLOGY
Exclusive Solar Tonneau Cover
8kWh AC Inverter
Intelligent Light-weighting
Digital Entertainment Hub
PERFORMANCE
4-Wheel Torque Vectoring AWD
1000+ HP Peak Power
176 kWh battery pack
Multiple Powertrain Solutions
REFINEMENT
Custom Interior with Vegan & Natural Options
Performance Tuneability
Exquisite Styling by Pininfarina
More features to be revealed soon

Hercules EV is developing modular and scalable propulsion technology which scales across EV pickups, SUVs, and marine mobility segments with fully customized interiors and powertrain configurations. Hercules Alpha is a 1000HP 4-motor performance sport truck with integrated solar charging that offers integrated solar charging standard, which can provide up to 19 miles of free driving. Hercules integrates solar charging into its core offerings as a standard feature.

Hercules has entered into a strategic partnership with a large international automotive Original Equipment Manufacturer (OEM) who will co-manufacture the vehicle, provide supply chain support, and will purchase Hercules platforms for their branded products.

“Multiple Ways to Win in the Market”

BUSINESS MODEL

business-model


HERCULES AUTOMOTIVE
Hercules Product Line Extensions
OEM Platforms
HERCULES PLATFORM
Commercial / Recreational Platform sales
HERCULES MARINE
Powertrain Platform Provider
Boat Manufacturer

Hercules Electric Vehicles focuses our energy and resources on a modular, technology-based business model. Our strategic process can be easily transferred across synergistic industries, where multiple streams of revenue across a variety of mobility platforms generate significant value for our shareholders and stakeholders alike.

Modularity is our key. The same building blocks developed for the Hercules Alpha Pickup can be used with minimal modification in other applications. Much like Legotm blocks, the Hercules system can be re-configured across industries without changing its core structure.

Within the Automotive sector, Hercules EV is both a B2B and B2C company. We aim to make money from automotive sales to:

- Consumers (Direct Sales)
- Regional Resellers (Dealers)
- OEM partners for platform sales

The Hercules EV business model creates tremendous efficiencies within the manufacturing process by utilizing existing capacity at current production facilities that adhere to high-quality production standards.

We have a partnership for 35 US stores and an agreement for 3 Canadian stores today and are looking to expand. The first US store will be located in Cerritos, CA followed by Las Vegas, NV.

We plan to further create revenue by selling electric marine products either as a manufacturer or platform provider.

KEY PARTNERSHIPS

- Strategic partnership with international OEM partner for manufacturing, and supply chain efficiency. Hercules engineers and supplies platforms to OEM partners for their production and customers
- World-class designers, Pininfarina, sPa, is creating cutting edge styling for the Hercules brand
- Partnership with NIO-XPT for electrification components and systems development
- Partnership with Prieto Batteries for co-development of Solid-State batteries with first deliveries in 2021 and production by 2023
- Partnership with Worksport, Inc. for the TerraVis solar tonneau cover
- Sales channel partnerships for 35 US stores and 3 Canadian stores established. First store in Cerritos, California under construction

> "EV share in the US is expected to grow to 4% in 2023 rising to 30% by 2030 and 60% by 2040"
>
> *- Bloomberg NEF 2020*

MARKET

market


HERCULES
OpenTrade

Growing Target Market:

Hercules is targeting the rapidly growing Large Luxury Utility / Pickup category for its initial vehicles.

- Market size of $170B with 3 Million vehicles sold annually
- Large Pickup Segment averaged 7.1% yearly growth over the last 10 years
- Large Utility and Large Luxury Utility vehicles averaged 4.5% and 6.8% yearly growth since 2010
- Luxury pickup volume is estimated to be 500k units annually and growing

The Opportunity:

- High-performance & luxury pickup markets have been growing by 8.7%-11.6% CAGR for several years and are forecasted to continue this pace of market expansion
- There are no luxury performance electric pickups or large SUVs on the market today
- EV sales in the large pick-up & SUV category are forecasted to be 120K units in 2023 and grow to nearly 1M is expected by 2030

Hercules EV is poised to have vehicles available for sales in market ahead of most competitors

PRESS

- Hercules Electric Mobility Announces Supply Partnership with Worksport™ for its TerraVis™ Solar Truck Bed Tonneau System - Hercules Electric Vehicles, Sep 15, 2020
- Detroit-based electric pickup startup Hercules seeks $20 million in funding round - Crain's Detroit Business, Mar 24, 2021
- Hercules Electric Vehicles and Prieto Battery, Inc. Establish Strategic Partnership for Battery Technology in 2025 Hercules Trucks - Yahoo! Finance, Sep 21, 2020

TEAM

Hercules EV's founders have 100 years of automotive product innovation and launch experience.



James Breyer
Founder & CEO

- People-oriented, technology visionary
- CTO XL Fleet Electrification
- Launched Chevrolet Volt & Spark EV
- Launched the Fuel-cell Focus at Ford Research
- Director of Advanced Engineering and New Technologies in Electrification, V2X, ADAS & autonomous technologies



Julie Tolley
Co-Founder, CSO

- Extensive cross-functional experience in operations, P&L, strategy, product development and product launch at OEM's and Tier 1 Suppliers
- Proven track record of reducing product development times and bringing products to market at budget
- Vice President of Product Strategy at Gentherm
- Vice President of Endurant Transmission at Eaton, leading development & launch team



Greg Weber

Co-Founder, CTO

- Results-oriented, visionary leader with a proven track record of bringing concepts to production
- More than 22 patents
- Innovated and directed global operations, from concept through implementation for OEM's and Tier 1 Suppliers
- Launched Pacifica PHEV and Ford/FCA 48V MHEV battery programs

USE OF PROCEEDS

If the offering's maximum amount of $1,064,960 is raised:

Use	Value	% of Proceeds
Compensation for managers	$308,000	28.9%
Key components for build	$408,000	38.3%
Marketing	$183,265	17.2%
R&D	$113,512	10.7%
Intermediary fees	$52,183	4.9%

TERMS

This is an offering of Common Shares, under registration exemption 4(a)(6), in Hercules Electric Mobility, Inc, doing business as Hercules Electric Vehicles. This offering must raise at least $10,000 by July 20, 2021 at 12:58am ET. If this offering doesn't reach its *target*, then your money will be refunded. Hercules Electric Vehicles may issue additional securities to raise up to $1,064,960, the offering's *maximum*.

$18,708 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,596,500 shares
× $10.24 per share

$88,028,160 implied valuation

FINANCIALS

Hercules Electric Vehicles' official name is Hercules Electric Mobility, Inc, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook
- Instagram

UPDATES

Jun 14, 2021 Hercules has moved into it's new Headquarters...

May 27, 2021 Join in our excitement of seeing our vehicles...

May 19, 2021 Primary offering of 104,000 shares at $10.24

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